Exhibit 10.1
WAIVER, JOINDER AND FIRST AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT
THIS WAIVER, JOINDER AND FIRST AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is made and entered into as of February 11, 2011, by and between each of ZYNEX, INC., a Nevada corporation, and ZYNEX MEDICAL, INC., a Colorado corporation (individually and collectively, “Original Borrower”), and ZYNEX MONITORING SOLUTIONS INC., a Colorado corporation and ZYNEX NEURODIAGNOSTIC INC., a Colorado corporation (individually and collectively, “New Borrower,” and collectively with Original Borrower, the “Borrower”), and CAPITALSOURCE BANK, a California industrial bank (the “Lender”).
RECITALS
A. Pursuant to that certain Revolving Credit and Security Agreement dated March 19, 2010, by and among the Original Borrower and Lender (as amended hereby and as amended, supplemented, modified and restated from time to time, collectively, the “Loan Agreement”), the Lender agreed to make available to the Original Borrower the Revolving Facility.
B. Section 8.14 of the Loan Agreement restricts Original Borrower from forming or acquiring any new Subsidiary unless such new Subsidiary becomes a co-Borrower under the Loan Agreement.
C. Original Borrower has requested that Lender (a) make the proceeds of the Revolving Facility available to New Borrower, (b) waive certain defaults as more particularly described herein, and (c) consent to (i) the creation of New Borrower, (ii) the making of certain other amendments to the Loan Agreement as described herein, and (iii) the amendment of Schedules to the Loan Agreement to reflect the joinder of the New Borrower to the Loan Agreement (collectively, the “Transactions”), and Lender has agreed to do so upon the terms and subject to the conditions set forth herein and in the Loan Agreement provided (among other things) that the parties hereto execute and deliver this Amendment and otherwise comply with the agreements set forth herein and in the Loan Agreement.
D. In furtherance of the foregoing, the parties hereto desire to enter into this Amendment to amend the Loan Agreement in certain respects as provided herein.
NOW, THEREFORE, in consideration of the foregoing, the terms and conditions, premises and other mutual covenants set forth in this Amendment, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
Section 1. Definitions. Unless otherwise defined herein, all capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Loan Agreement.
Section 2. Waiver. Certain Events of Default have occurred and are continuing under the Loan Agreement as a result of the failure of Original Borrower to satisfy (a) the Minimum EBITDA covenant set forth in Section 1 of Annex I of the Loan Agreement for the calendar months ending March 31, 2010, April 30, 2010, May 31, 2010, June 30, 2010, July 31, 2010, October 31, 2010 and November 30, 2010, in violation of Section 9.1 of the Loan Agreement, (b) the Minimum Fixed Charge Coverage Ratio set forth in Section 2 of Annex I of the Loan Agreement for the calendar month ending April 30, 2010, in violation of Section 9.1 of the Loan Agreement, and (c) the Minimum Cash Velocity covenant set forth in Section 3 of Annex I of the Loan Agreement for the calendar months ending March 31, 2010, May 31, 2010, June 30, 2010, September 30, 2010, October 31, 2010 and November 30, 2010, in

violation of Section 9.1 of the Loan Agreement (collectively, the “Existing Events of Default”). Subject to the conditions precedent or concurrent, representations and warranties, covenants and other agreements set forth in this Amendment, Lender hereby waives the Existing Events of Default. Except as provided in the immediately preceding sentence, such waiver shall not constitute (i) a modification or alteration of the terms, conditions or covenants of the Loan Agreement or any document entered into in connection therewith, (ii) a waiver, release or limitation upon the exercise by Lender of any of its rights, legal or equitable, hereunder or under the Loan Agreement or any Loan Document other than with respect to the Existing Events of Default or (iii) a waiver of any future breach or default by any Borrower of any provision of the Loan Agreement or any other Loan Document. Except as set forth above, Lender reserves any and all rights and remedies that it has had, has or may have under the Loan Agreement and each Loan Document.
Section 3. Addition and Joinder of New Borrower. Original Borrower, New Borrower and Lender agree that, by execution and delivery of this Amendment and satisfaction of the other conditions set forth herein, New Borrower shall constitute and be deemed a Borrower under and for purposes of the Loan Agreement and all other Loan Documents. Accordingly, by its execution hereof, New Borrower hereby agrees as of the Effective Date (as defined below) (i) to be a party to the Loan Agreement as a Borrower thereunder, (ii) that each will be deemed to have made all of the representations and warranties of a Borrower under the Loan Agreement and to have and be bound, jointly and severally with Original Borrower, by all of the conditions, obligations, appointments, covenants, representations, warranties and other agreements of a Borrower under and as set forth in the Loan Agreement, the Loan Documents and this Amendment, (iii) that it grants and confirms the grant of a security interest in its Collateral under and pursuant to Section 4.1 of the Loan Agreement and that it shall execute and deliver all Loan Documents and shall perform all steps required by the Lender to perfect the Lender’s Liens on the Collateral, and (iv) to promptly execute all further documentation, amendments, supplements, schedules, agreements and/or financing statements required by Lender consistent and in connection with the Loan Agreement and this Amendment, including, without limitation, the New Borrower Loan Documents (as defined below). In addition, Original Borrower hereby reaffirms and agrees to be bound, jointly and severally with New Borrower, by all of the conditions, obligations, appointments, covenants, representations, warranties and other agreements of a Borrower under and as set forth in the Loan Agreement, Loan Documents and this Amendment, and hereby agrees to promptly execute all further documentation, amendments, supplements, schedules, agreements and/or financing statements required by Lender consistent and in connection with the Loan Agreement and this Amendment, including, without limitation, the New Borrower Loan Documents, as applicable. Notwithstanding anything to the contrary contained in this Amendment and the inclusion of each New Borrower as a Borrower for purposes of the Loan Agreement and all other Loan Documents as of the Effective Date, no New Borrower shall be included for the purpose of determining the Borrowing Base except in accordance with the provisions of Section 14 of this Amendment.
Section 4. Grant of Security Interest; Collateral.
(a) To secure the payment and performance in full of the Obligations, each New Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to all of the Collateral, which security interest is intended to be a first priority security interest.

(b) Notwithstanding the foregoing provisions of this Section 4, such grant of a security interest shall not extend to, and the term “Collateral” shall not include, any General Intangibles of New Borrower, to the extent that (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any government document applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term “Collateral” shall include, each of the following: (a) any General Intangible which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (b) any and all proceeds of any General Intangible to the extent that the proceeds are not themselves General Intangibles subject to this Section 4.1(b), and (c) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, such General Intangible as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term “Collateral.”
(c) Each New Borrower hereby grants, and ratifies any prior, authorization for Lender to have filed in any UCC jurisdiction any initial financing statements or amendments thereto indicating “all assets of the debtor” or similar language as the collateral description.
(d) If any New Borrower shall at any time hold or acquire a Commercial Tort Claim, such New Borrower shall immediately notify Lender in a writing signed by such New Borrower of the particulars thereof and grant to Lender in such a writing a security interest therein and in the proceeds thereof, all upon the terms of this Amendment, with such writing to be in form and substance satisfactory to Lender.
(e) Upon the execution and delivery of this Amendment, and upon the proper filing of the necessary financing statements, without any further action, each New Borrower represents and warrants that (i) Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens and (ii) no financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender and (ii) in connection with Permitted Liens.
Section 5. Amendment to Loan Agreement.
(a) The definition of “Change of Control” set forth in Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“Change of Control” shall mean, with respect to any Borrower, the occurrence of any of the following: (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of twenty-five percent or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than twenty-five percent of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, (iii) the initial public offering of its securities (other than Zynex, Inc.), (iv) any “change in/of control” or “sale” or “disposition” or similar event as defined in any document governing indebtedness of such Person which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof, or (v) the replacement of a majority of the board of directors of any Borrower over a one-year period from the directors who constituted the board of directors of such Borrower at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the board of directors of such Borrower then still in office who either are members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

(b) Section 1 of Annex I of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
1) Minimum EBITDA
For each Test Period, measured as of the last day of each calendar month ending after the Closing Date, EBITDA shall not be less than the amount set forth opposite such date:

Date	EBITDA
March 31, 2010	$750,000
April 30, 2010	$850,000
May 31, 2010	$850,000
June 30, 2010	$850,000
July 31, 2010	$1,000,000
August 31, 2010	$1,000,000
September 30, 2010	$1,000,000
October 31, 2010	$1,000,000
November 30, 2010	$1,000,000
December 31, 2010	$700,000
January 31, 2011	$425,000
February 28, 2011	$425,000
March 31, 2011	$425,000
April 30, 2011	$475,000
May 31, 2011	$475,000
June 30, 2011	$475,000
July 31, 2011	$600,000
August 31, 2011	$600,000

Date	EBITDA
September 30, 2011	$600,000
October 31, 2011	$700,000
November 30, 2011	$700,000
December 31, 2011	$700,000
January 31, 2012	$515,000
February 29, 2012	$515,000
March 31, 2012	$515,000
April 30, 2012	$575,000
May 31, 2012	$575,000
June 30, 2012	$575,000
July 31, 2012	$725,000
August 31, 2012	$725,000
September 30, 2012	$725,000
October 31, 2012	$850,000
November 30, 2012	$850,000
December 31, 2012	$850,000
January 31, 2013 and the last day of each calendar month thereafter	$625,000
(c) Section 3 of Annex I of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

3) Minimum Cash Velocity
For each Test Period, measured as of the last day of each calendar month ending after the Closing Date, Collections of Accounts of Borrowers collectively shall not be less than the greater of (a) 95% of Borrowers’ net revenue for the Revenue Period and (b) the amount set forth opposite such date:

Date	Collections
March 31, 2010	$3,500,000
April 30, 2010	$4,000,000
May 31, 2010	$4,250,000
June 30, 2010	$4,750,000
July 31, 2010	$5,250,000
August 31, 2010	$5,750,000
September 30, 2010	$6,250,000
October 31, 2010	$6,750,000
November 30, 2010	$7,250,000
; provided, however, that for each Test Period, measured as of the last day of each calendar month ending after November 30, 2010, collections of Accounts of Borrowers collectively shall not be less than 90% of Borrowers’ net revenue for the Revenue Period, provided that, upon any violation of or failure to comply with this covenant, Lender shall have the right, in its sole discretion, to consider for all purposes under the Agreement as though Borrower actually collected Accounts equal to such minimum required amount.
(d) The Schedules to the Loan Agreement are hereby amended and restated as set forth on Exhibit 1 hereto, which Exhibit 1 is incorporated herein and made a part hereof and of the Loan Agreement.
Section 6. Representations and Warranties.
(a) Notwithstanding any other provision of this Amendment, each Borrower hereby (i) confirms and makes all of the representations and warranties set forth in the Loan Agreement and other Loan Documents with respect to such Borrower, this Amendment and the New Borrower Loan Documents as of the date hereof and as of the Effective Date and confirms that they are true and correct, (ii) represents and warrants that they are Affiliates of each other, and (iii) specifically represents and warrants to Lender that it has good and marketable title to all of its respective Collateral, free and clear of any Lien or security interest in favor of any other Person (other than Permitted Liens).
(b) Each Borrower hereby represents and warrants as of the date of this Amendment and as of the Effective Date as follows: (i) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) the execution, delivery and performance by it of this Amendment and the New Borrower Loan Documents, as applicable, are within its powers, have been duly authorized, and do not contravene (A) its articles of incorporation, bylaws, or other organizational documents, or (B) any applicable law; (iii) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or the New Borrower Loan Documents, as applicable, by or against it; (iv) this Amendment and the New Borrower Loan Documents, as applicable, have been duly executed and delivered by it; (v) this Amendment and the New Borrower Loan Documents, as applicable, constitute its legal, valid and binding obligations enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and (vi) it is not in default under the Loan Agreement and no Default or Event of Default exists, has occurred or is continuing.

Section 7. Expenses. Borrower shall pay all costs and expenses incurred by Lender or any of its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches) and reasonable attorneys’ fees and expenses, in connection with entering into, negotiating, preparing, reviewing and executing this Amendment and the New Borrower Loan Documents contemplated hereby and all related agreements, documents and instruments, including, without limitation, the UCC Financing Statements and searches required hereunder and under the Loan Agreement, and all of the same may be charged to Borrower’s account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any of the purposes set forth above Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender or such Affiliate in its sole discretion for the work performed. In addition and without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the filing of the financing statements therefor pursuant to the Loan Documents.
Section 8. References Within Other Documents. (i) Each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement, taken together with this Amendment, (ii) each reference in any other Loan Document to the “Loan Agreement” shall mean and be a reference to the Loan Agreement, taken together with this Amendment, and (iii) each reference herein to the Loan Agreements shall be deemed to include this Amendment. Except as specifically amended hereby, the Loan Agreement and all other Loan Documents shall remain in full force and effect and the terms thereof are expressly incorporated herein and are ratified and confirmed in all respects. This Amendment is not intended to be or to create, nor shall it be construed as or constitute, a novation or an accord and satisfaction but shall constitute an amendment of the Loan Agreement. The parties hereto agree to be bound by the terms and conditions of the Loan Agreement as amended by this Amendment as though such terms and conditions were set forth herein in full. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided in this Amendment, operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement or any other Loan Document or any other documents, instruments and agreements executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing whether arising before or after the Effective Date or as a result of performance hereunder.
Section 9. Governing Law and Jury Trial. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE LOAN AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE LOAN AGREEMENT.
Section 10. Headings and Counterparts. The captions in this Amendment are intended for convenience and reference only and do not constitute and shall not be interpreted as part of this Amendment and shall not affect the meaning or interpretation of this Amendment. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute but one and the same instrument. This Amendment may be executed by facsimile transmission, which facsimile signatures shall be considered original executed counterparts for all purposes, and each party to this Amendment agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party to this Amendment.

Section 11. Amendments. This Amendment may not be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by the written agreement of Lender and Borrower. This Amendment shall be considered part of the Loan Agreement for all purposes under the Loan Agreement. The New Borrower Loan Documents shall be considered Loan Documents for all purposes under the Loan Agreement and other Loan Documents.
Section 12. Entire Agreement. This Amendment, the Loan Agreement other Loan Documents and New Borrower Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.
Section 13. Miscellaneous. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine. This Amendment shall inure to the benefit of Lender, all future holders of any note, any of the Obligations or any of the Collateral and all Transferees, and each of their respective successors and permitted assigns. Borrower may not assign, delegate or transfer this Amendment or any of its rights or obligations under this Amendment without the prior written consent of Lender. No rights are intended to be created under this Amendment for the benefit of any third party, creditor or incidental beneficiary of Borrower. Nothing contained in this Amendment shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, any duties under any account or contract in which Lender has a security interest or Lien. This Amendment shall be binding upon each Borrower and their respective successors and assigns.
Section 14. Effectiveness. This Amendment shall be effective as of the date first set forth above on the date (the “Effective Date”) upon which the following conditions precedent are satisfied:
(a) each New Borrower shall have delivered to Lender (i) the Organizational and Good Standing Documents of such New Borrower (including resolutions of the board of directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of this Amendment and the transactions contemplated hereby), all satisfactory in form and substance to Lender, (ii) a certificate of the secretary as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance acceptable to Lender, and (iii) the written legal opinion of counsel for New Borrowers, satisfactory in form and substance to Lender and its legal counsel;
(b) each Borrower shall have delivered to Lender an executed counterpart of this Amendment duly executed by an authorized officer of each such Borrower and each other document, agreement or instrument reasonably requested by Lender in connection with this Amendment, each satisfactory in form and substance to Lender;
(c) no Default or Event of Default shall have occurred and be continuing, unless such Default or Event of Default has been otherwise specifically waived in writing by Lender;
(d) the representations and warranties contained in this Amendment and in the Agreement and the other Loan Documents shall be true and correct in all material respects;

(e) receipt by Lender of a Solvency Certificate, in each case duly executed by New Borrowers;
(f) receipt by Lender of an Officer’s Certificate, in each case duly executed by New Borrower;
(g) execution and delivery of a Pledge Agreement by Zynex, Inc. reflecting its ownership of 100% of the capital stock of each New Borrower, satisfactory in form and substance to Lender and its legal counsel;
(h) review and approval by Lender of an updated Borrowing Certificate which includes calculations of the Borrowing Base with respect to New Borrowers in addition to Existing Borrowers;
(i) Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents with respect to any and all leases set forth on Schedule 7.4A of the Agreement, from such third parties as Lender and its legal counsel shall determine are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against New Borrowers or any New Borrower’s Collateral, each satisfactory in form and substance to Lender and its legal counsel;
(j) Borrowers shall be in compliance with Section 8.5 of the Agreement, and Lender shall have received copies of all insurance policies or binders, original certificates of all insurance policies of Borrowers, including New Borrowers, confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming Lender as loss payee or additional insured, as appropriate;
(k) the receipt by Lender of a report of the Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to each New Borrower in each jurisdiction determined by Lender in its sole discretion, and such report shall show no liens on the Collateral (other than Permitted Liens);
(l) each document (including without limitation, any UCC financing statement) required by any Loan Document or under law or requested by Lender to be filed or recorded in order to create, in favor of Lender, a perfected first priority security interest in or lien upon such Collateral owned by New Borrower and evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;
(m) the receipt by Lender of all licenses and permits required for each New Borrower to conduct its business;
(n) each New Borrower shall have executed an IRS Form 8821 with the appropriate office of the Internal Revenue Service; and
(o) receipt by Lender of all fees, charges and expense payable to Lender on or prior to the Effective Date pursuant to this Amendment and the Loan Documents including a fully earned and non-refundable amendment fee in the amount of $25,000, and each Borrower hereby authorizes Lender to charge such amounts as an Advance under the Revolving Facility.

Section 15. Release by Borrower. By execution of this Amendment, each Borrower acknowledges and confirms that Borrower does not have any offsets, defenses or claims against Lender, or any of their present or former subsidiaries, affiliates, officers, directors, shareholders, employees, agents, representatives, attorneys, predecessors, successors or assigns whether asserted or unasserted as of the Effective Date. To the extent that any Borrower may have such offsets, defenses or claims, such Borrower and each of its successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, jointly and severally, knowingly, voluntarily and intentionally waive, release and forever discharge Lender, and its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys, predecessors, successors and assigns, both present and former (collectively the “Lender Affiliates”) of and from any and all actual or potential claims, demands, damages, actions, requests for sanctions and causes of action, torts, obligations, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, all other liabilities whether known or unknown, matured or unmatured, contingent or absolute, of any kind or description whatsoever, either in law or in equity, asserted or unasserted in which against Lender and/or Lender Affiliates it ever had, now have, claim to have or may later have originating in whole or in part on or before the Effective Date, or which any of any Borrower’s successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, both present and former ever had, now has, claim to have or may later have, upon or by reason of any manner, cause, causes or thing whatsoever originating in whole or in part on or before the Effective Date, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated, and each Borrower hereby agrees that such Borrower is collaterally estopped from asserting any claims against Lender or any of the Lender Affiliates relating to the foregoing.
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IN WITNESS WHEREOF, the parties have caused this Waiver, Joinder and First Amendment to Revolving Credit and Security Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

LENDER:		CAPITALSOURCE BANK

	By:	/s/ J. Stephen Klose Name: J. Stephen Klose
Its: Bank Officer

ORIGINAL BORROWER:		ZYNEX, INC.

/s/ Thomas Sandgaard

Name: Thomas Sandgaard
Title: President and Chief Executive Officer

ZYNEX MEDICAL, INC.

/s/ Thomas Sandgaard

Name: Thomas Sandgaard
Title: President and Chief Executive Officer

NEW BORROWER:		ZYNEX MONITORING SOLUTIONS INC.

/s/ Thomas Sandgaard

Name: Thomas Sandgaard
Title: President and Chief Executive Officer

ZYNEX NEURODIAGNOSTIC INC.

/s/ Thomas Sandgaard

Name: Thomas Sandgaard
Title: President and Chief Executive Officer

Address for Notices for New Borrower:

9990 Park Meadows Drive Lone Tree, CO 80124 Attention: Anthony Scalese, CFO Telephone: 303-703-4906 Facsimile: E-mail: